Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. ACQUIRES THE KROMBACH GROUP

STAMFORD, CONNECTICUT – December 17, 2008—Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today that it has purchased all of the capital stock of Friedrich Krombach GmbH & Company KG Armaturenwerke and Krombach International GmbH, both of Kreuztal, Germany. Krombach is a leading manufacturer of specialty valve flow solutions for the power, oil and gas, and chemical markets, employing 640 people globally. The purchase price was $51 million in cash and the assumption of approximately $18 million of net debt. In addition to their manufacturing and headquarters location in Germany, Krombach currently has foundry, machining and assembly facilities in Slovenia, and China. Krombach’s 2008 sales are estimated to be approximately $91 million.

Mr. Eric Fast, President and Chief Executive Officer of Crane Co., said, “This acquisition will significantly strengthen and broaden our product offering in our global power and energy infrastructure business, particularly for larger diameter, highly-engineered valves. I expect this acquisition to be modestly accretive to our 2009 earnings.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent reports filed with the Securities and Exchange Commission.

2008 - 24

2